Exhibit 99.1

FOR IMMEDIATE RELEASE

Global Net Lease Announces Operating Results for the Second Quarter 2015

New York, New York, August 10, 2015 – Global Net Lease, Inc. (NYSE: GNL) (“GNL” or the “Company”), a real estate investment trust focused on acquiring and managing a diversified global portfolio of single tenant net lease commercial properties, today announced its financial and operating results for the second quarter ended June 30, 2015.

Second Quarter Results

•	Significant non-core expenses due to recent listing resulting in net loss attributable to stockholders of $(45.7) million and reported FFO for the second quarter of $(23.6) million.

•	Core FFO was $14.1 million translating to adjusted funds from operations (“AFFO”) of $29.4 million.

•	Real estate portfolio metrics include (at June 30, 2015):

o	11.4 year weighted average remaining portfolio lease term

o	Total occupancy of 100%

o	80.9% of NOI derived from investment grade rated or implied investment grade rated tenants

•	Completed acquisition of two properties for a total purchase price of $8.5 million.

Second Quarter Highlights and Subsequent Events

•	Listing on NYSE: Listed and began trading on the New York Stock Exchange under the ticker symbol “GNL” on June 2, 2015.

•	Tender Offer: Launched a tender offer to purchase up to $125 million of its shares of common stock at $10.50 per share. On expiry of the tender offer on June 29, 2015, the Company accepted for purchase 11,904,762 shares of its common stock for an aggregate cost of approximately $125 million, representing 6.6% of the then issued and outstanding shares of common stock.

•	Property Portfolio: As of June 30, 2015, the Company’s real estate portfolio consisted of 311 net lease assets comprising 16.5 million total square feet.

•	Subsequent Acquisitions: Following the end of the second quarter, on July 30, 2015, GNL announced it had signed definitive agreements for $92.5 million in acquisitions.

“We are pleased to report our second quarter results, marking our first reporting period as a publicly-traded company. These results demonstrate continued strong performance in our underlying operating metrics,” said Scott Bowman, Chief Executive Officer of GNL. “With our high quality, diversified net lease portfolio and our flexible capital structure, I believe we are unusually well positioned to continue to grow both by capitalizing on attractive acquisition opportunities in the United States and in Western and Northern Europe, as well as managing the earnings growth of our existing property portfolio. These two value drivers give me confidence that we can expect to reach our year-end Pro Forma Run Rate AFFO goal of $0.82 per fully diluted share, providing ample coverage to pay a dividend of $0.71 per share.”

Key Financial Measures for the Second Quarter 2015

Net loss attributable to stockholders was $(45.7) million, which includes deductions for depreciation and amortization and costs incurred relating to the Company’s listing and associated events.

FFO was $(23.6) million, driven by various non-core expenses arising from the Company’s recent listing event.

Core FFO, adjusting for the impact of the listing fees and related events, was $14.1 million.

AFFO was $29.4 million.

A description of non-GAAP financial measures and reconciliations to GAAP measures, as well as other GAAP financial information, can be found starting on page nine of this press release.

As a result of the significant increase in the property portfolio during 2014, the Company does not believe an evaluation of results for this quarterly period against the second quarter 2014 provides a meaningful comparison.

Property Portfolio Composition at June 30, 2015

The Company’s portfolio consisted of 311 net lease assets located in five countries and comprising 16.5 million total square feet leased to 79 tenants representing 35 industries. The real estate portfolio attributes included:

•	Geographic dispersion: 64% United States and 36% Europe based on gross asset values.

•	Occupancy of 100%.

•	80.9% of NOI derived from investment grade rated or implied investment grade rated tenants.

•	89% of NOI is derived from leases that are subject to contractual rent increases.

•	Top ten tenants represented 37.2% of NOI.

•	Weighted average remaining property portfolio lease term of 11.4 years.

“Since inception, we have maintained a disciplined investment approach resulting in what we believe is a best-in-class global net lease portfolio,” said Andrew Winer, GNL’s President and Chief Investment Officer. “Our team is committed to continue growing our portfolio by pursuing attractive acquisition opportunities both in the United States and in Western and Northern Europe where real estate market conditions remain very favorable. On July 30, 2015, we announced $92.5 million in acquisitions representing 1.4 million net rentable square feet, a weighted average remaining lease term of 16.5 years, and a cash cap rate of 7.85%, which are expected to close in the third quarter of 2015. We are excited about our prospects and look forward to providing further updates on our progress.”

Capital Structure and Liquidity Resources

As of June 30, 2015, GNL had $108.9 million of availability on its revolving credit facility and $61.6 million of cash and cash equivalents which were used in part to fund the tender offer for $125 million. GNL’s net debt to enterprise value was 34.5%. Enterprise value of $2.5 billion is based on the June 30, 2015, closing share price of $8.84, 168.9 million shares outstanding, including the impact of the tender offer, and the quarter-end total combined debt of $934.4 million, which includes $338.3 million of mortgage debt.

As of June 30, 2015, GNL’s total combined debt had a weighted average interest rate cost of 2.5%, consisting of 36.1% fixed rate debt and 63.9% floating rate debt.

Patrick Goulding, GNL’s Chief Financial Officer, added, “Our second quarter results speak to the strength of our portfolio and the exceptional quality of our net lease assets resulting in strong underlying cash flows. With our flexible balance sheet and liquidity access, we are well positioned to continue executing on our global investment strategy and continuing to grow our real estate portfolio accretive to our dividend.”

NYSE Listing and Tender Offer

On June 2, 2015, the Company listed and began trading under the ticker symbol “GNL” on the New York Stock Exchange. In conjunction with the listing, GNL launched a tender offer to purchase up to $125 million of its shares of common stock at $10.50 per share.

The tender offer expired at 12:00 midnight, Eastern Time, on June 29, 2015. A total of 127,815,754 shares of the Company's common stock were validly tendered and not properly withdrawn at the purchase price of $10.50 per share. In accordance with the terms and conditions of the tender offer, and based on the final count by the paying agent and depositary, the Company accepted for purchase 11,904,762 shares of the Company's common stock at a purchase price of $10.50 per share, for an aggregate cost of approximately $125.0 million, excluding fees and expenses relating to the tender offer. On July 6, 2015, the Company funded the tender offer using $20.0 million of cash on hand and $105.0 million from funds available under its existing credit facility. The 11,904,762 shares accepted for purchase in the tender offer represented approximately 6.6% of the Company's then issued and outstanding shares of common stock. As a result of the tender offer, the Company has approximately 168,947,744 shares outstanding.

AFFO Outlook

At year-end 2015, the Company expects to report a Pro Forma Run Rate AFFO (including acquisitions) of $0.82 per fully diluted share (1). This includes the following key assumptions:

•	$200 million of acquisitions completed during the second half of 2015 funded with a combination of cash and debt

•	The effect of contractual rent increases on in-place leases (89% of NOI is derived from leases with contractual rent increases, including fixed and CPI/RPI-based rent escalators)

•	The result of in-place currency hedges

The Company's Pro Forma Run Rate AFFO forecasts are subject to numerous risks and uncertainties, including, without limitation, those described under “Risk Factors” in its annual and quarterly reports.

Conference Call

GNL will host a conference call on August 10, 2015 at 10:00 a.m. ET to discuss financial and operating results for the second quarter 2015.

Dial-in instructions for the conference call and the replay are outlined below. This conference call will also be broadcast live over the Internet and can be accessed by all interested parties through the GNL website, www.globalnetlease.com, in the “Investor Relations” section.

To listen to the live call, please go to GNL's “Investor Relations” section of the website at least 15 minutes prior to the start of the call to register and download any necessary audio software. For those who are not able to listen to the live broadcast, a replay will be available shortly after the call on the GNL website at www.globalnetlease.com.

Conference Call Details

Live Call

Dial-In (Toll Free): 1-888-317-6003

International Dial In (Toll Free): 1-412-317-6061

Canada Dial In (Toll Free): 1-866-284-3684

Participant Elite Entry Number: 5166037

1)	Pro Forma Run rate AFFO per share represents the AFFO from the existing portfolio including the impact of the contractual rent increases and in-place currency hedges adjusted to reflect the full year impact of the following pro forma adjustments: adjusted G&A to reflect GNL’s transition to a publicly listed company (including base management fee, incentive fee and reimbursable expenses) and $200 million of future acquisitions funded with cash and debt. AFFO is a non-GAAP performance metric. See the discussion under the section “Non-GAAP Financial Measures” in this press release for managements’ discussion regarding non-GAAP metrics.

Conference Replay*

Domestic Dial In (Toll Free): 1-877-344-7529

International Dial In (Toll Free): 1-412-317-0088

Canada Dial In (Toll Free): 1-855-669-9658

Conference Number: 10069689

*Available one hour after the end of the conference call through November 9, 2015 at 9:00 a.m. ET.

(Participants will be required to state their name and company upon entering call).

Supplemental Schedules

The Company will file supplemental information packages with the Securities and Exchange Commission (the “SEC”) to provide additional disclosure and financial information. Once posted, the supplemental package can be found under the “Presentations” tab in the Investor Relations section of GNL’s website at www.globalnetlease.com and on the SEC website at www.sec.gov.

About Global Net Lease, Inc.

Global Net Lease, Inc. (NYSE: GNL) is a publicly traded real estate investment trust listed on the NYSE focused on acquiring and managing a diversified global portfolio of single tenant net lease commercial properties across the United States, Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns. The words "anticipates," "believes," "expects," "estimates," "projects," "plans," "intends," "may," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of GNL’s Annual Report on Form 10-K filed on April 3, 2015. Further, forward-looking statements speak only as of the date they are made, and GNL undertakes no obligation to update or reverse any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events on changes to future operating results, unless required to do so by law.

The discussion regarding 2015 Projected Pro Forma Run Rate AFFO includes estimated projections of future operating results. These projections were not prepared in accordance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections. This information is not fact and should not be relied upon as being necessarily indicative of future results; the projections were prepared in good faith by management and are based on numerous assumptions that may prove to be wrong. Important factors that may affect actual results and cause the projections to not be achieved include, but are not limited to, risks and uncertainties relating to the company and other factors described under “Risk Factors” section of the Company’s Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K and “Forward-Looking Statements.” The projections also reflect assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in the estimates. Accordingly, there can be no assurance that the estimates will be realized.

Contacts

Media Inquiries:	Investor Inquiries:
Anthony J. DeFazio SVP of Public Relations DDCworks tdefazio@ddcworks.com Ph: (484-342-3600)	Andrew G. Backman Managing Director Investor & Public Relations abackman@globalnetlease.com Ph: (212-415-6500)	Scott J. Bowman Chief Executive Officer Global Net Lease, Inc. sbowman@globalnetlease.com Ph: (212-415-6500)

Global Net Lease, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)

	June 30,	December 31,
	2015	2014
	(Unaudited)
Assets
Real estate investments, at cost:
Land	$329,139	$326,696
Buildings, fixtures and improvements	1,542,773	1,519,558
Construction in progress	145	9,706
Acquired intangible lease assets	486,825	484,079
Total real estate investments, at cost	2,358,882	2,340,039
Less accumulated depreciation and amortization	(87,080)	(42,568)
Total real estate investments, net	2,271,802	2,297,471
Cash and cash equivalents	61,642	64,684
Restricted cash	4,122	6,104
Derivatives, at fair value	5,698	13,638
Investment securities, at fair value	469	490
Prepaid expenses and other assets	31,359	24,873
Due from affiliates	192	500
Deferred tax assets	2,426	2,102
Goodwill and other intangible assets, net	3,345	3,665
Deferred financing costs, net	12,706	15,270
Total Assets	$2,393,761	$2,428,797

Liabilities and Equity
Mortgage notes payable	$337,397	$281,186
Mortgage premium, net	921	1,165
Credit facility	596,115	659,268
Below-market lease liability, net	20,881	21,676
Derivatives, at fair value	3,671	6,115
Listing note, at fair value	4,430	-
Due to affiliates	1,953	400
Accounts payable and accrued expenses	22,774	19,357
Tender offer payable	125,000	-
Prepaid rent	11,891	12,252
Current taxes payable	2,661	-
Dividends payable	-	10,709
Total liabilities	1,127,694	1,012,128

Commitments and contingencies

Equity:
Preferred stock, $0.01 par value, 50,000,000 authorized, none issued and outstanding	-	-
Common stock, $0.01 par value, 300,000,000 shares authorized, 168,947,744 and 177,933,175 shares issued and outstanding as of June 30, 2015 and December 31, 2014, respectively	1,692	1,782
Additional paid-in capital	1,480,585	1,575,592
Accumulated other comprehensive loss	940	(5,589)
Accumulated deficit	(230,578)	(155,116)
Total stockholders' equity	1,252,639	1,416,669
Non-controlling interests	13,428	-
Total equity	1,266,067	1,416,669
Total Liabilities and Equity	$2,393,761	$2,428,797

Global Net Lease, Inc.
Consolidated Statements of Operations and Comprehensive Income (Loss)
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended
	June 30, 2015	March 31, 2015	June 30, 2014
Revenues:
Rental income	$47,234	$47,432	$13,223
Operating expense reimbursements	1,834	2,537	405
Total revenues	49,068	49,969	13,628

Expenses:
Property operating	3,377	4,059	786
Operating fees to affiliate	4,065	1,244	139
Acquisition and transaction related	212	1,085	8,244
Listing fees	18,503	-	-
Vesting of Class B Units upon listing	14,480	-	-
Change in fair value of listing note	4,430	-	-
General and administrative	1,892	1,747	877
Equity based compensation	503	-	-
Depreciation and amortization	22,089	21,114	7,640
Income tax expense	1,303	1,640	658
Total expenses	70,854	30,889	18,344
Operating (loss) / income	(21,786)	19,080	(4,716)

Other income (expense):
Interest expense	(7,947)	(7,811)	(2,614)
Income from investments	-	7	-
Losses on foreign currency	-	-	(26)
Gains (losses) on derivative instruments	(3,736)	4,211	(171)
Gains (losses) on hedging instrument deemed ineffective	(508)	1,448	-
Unrealized (losses) gains on non-functional foreign currency advances not designated as net investment hedges	(11,842)	8,907	-
Other income	12	13	48
Total other income (expense), net	(24,021)	6,775	(2,763)

Net (loss) / income	(45,807)	25,855	(7,479)
Net loss attributable to non-controlling interests	143	-	-
Net (loss) / income attributable to stockholders	$(45,664)	$25,855	$(7,479)

Other comprehensive income (loss):
Cumulative translation adjustment	9,134	(14,534)	3,481
Designated derivatives, fair value adjustments	4,395	7,534	(2,008)
Comprehensive (loss) / income attributable to stockholders	$(32,135)	$18,855	$(6,006)

Basic and diluted weighted average shares outstanding	180,380,436	179,156,462	111,819,848
Basic and diluted net loss per share attributable to stockholders	$(0.25)	$0.14	$(0.07)

Global Net Lease, Inc.
Quarterly Reconciliation of Non-GAAP Measures (Unaudited)
(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30, 2015	March 31, 2015	June 30, 2015

Net (loss) / income attributable to stockholders (in accordance with GAAP)	$(45,664)	$25,855	$(19,809)
Depreciation and amortization	22,089	21,114	43,203
FFO (as defined by NAREIT) attributable to stockholders	(23,575)	46,969	23,394

Acquisition and transaction fees	212	1,085	1,297
Listing fees	18,503	-	18,503
Vesting of Class B Units upon listing	14,480	-	14,480
Change in fair value of listing note	4,430	-	4,430
Core FFO	14,050	48,054	62,104

Non-cash compensation expense	503	8	511
Non-cash portion of interest expense	1,994	1,944	3,938
Class B dividends	309	124	433
Amortization of above- and below-market leases, net	101	109	210
Unrealized losses (gains) on non-functional foreign currency advances not designated as net investment hedges	11,842	(8,907)	2,935
Straight-line rent	(3,437)	(4,439)	(7,876)
Amortization of mortgage premium	(202)	(42)	(244)
Losses (gains) on derivative instruments	3,736	(4,211)	(475)
Losses (gains) on hedging instruments deemed ineffective	508	(1,448)	(940)
AFFO	$29,404	$31,192	$60,596

Non-GAAP Financial Measures

These non-GAAP financial measures are not intended as alternative measures of operating results or cash flow from operations as determined in accordance with Generally Accepted Accounting Principles ("GAAP"). Each of the amounts included in the calculation of Funds from Operations ("FFO"), Core Funds from Operations (“Core FFO”), and AFFO are computed in accordance with GAAP.

Funds from Operations, Core Funds from Operations and Adjusted Funds from Operations

Due to certain unique operating characteristics of real estate companies, as discussed below, the National Association of Real Estate Investment Trusts ("NAREIT"), an industry trade group, has promulgated a measure known as FFO, which we believe to be an appropriate supplemental measure to reflect the operating performance of a REIT. The use of FFO is recommended by the REIT industry as a supplemental performance measure. FFO is not equivalent to net income or loss as determined under GAAP.

We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004 (the "White Paper"). The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property but including asset impairment writedowns, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO. Our FFO calculation complies with NAREIT's definition.

The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, and straight-line amortization of intangibles, which implies that the value of a real estate asset diminishes predictably over time, especially if not adequately maintained or repaired and renovated as required by relevant circumstances or as requested or required by lessees for operational purposes in order to maintain the value disclosed. We believe that, because real estate values historically rise and fall with market conditions, including inflation, interest rates, the business cycle, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation and certain other items may be less informative. Historical accounting for real estate involves the use of GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP. Nevertheless, we believe that the use of FFO, which excludes the impact of real estate related depreciation and amortization, among other things, provides a more complete understanding of our performance to investors and to management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income. However, FFO, Core FFO and AFFO, as described below, should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income or in its applicability in evaluating our operating performance. The method utilized to evaluate the value and performance of real estate under GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-GAAP FFO, Core FFO and AFFO measures and the adjustments to GAAP in calculating FFO, Core FFO and AFFO. Other REITs may not define FFO in accordance with the current NAREIT definition (as we do) or may interpret the current NAREIT definition differently than we do and/or calculate Core FFO and/or AFFO differently than we do. Consequently, our presentation of FFO, Core FFO and AFFO may not be comparable to other similarly titled measures presented by other REITs.

We consider FFO, Core FFO and AFFO useful indicators of our performance. Because FFO calculations exclude such factors as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), FFO facilitates comparisons of operating performance between periods and between other REITs in our peer group.

Changes in the accounting and reporting promulgations under GAAP (for acquisition fees and expenses from a capitalization/depreciation model to an expensed-as-incurred model) that were put into effect in 2009 and other changes to GAAP accounting for real estate subsequent to the establishment of NAREIT's definition of FFO have prompted an increase in cash-settled expenses, specifically acquisition fees and expenses for all industries as items that are expensed under GAAP, that are typically accounted for as operating expenses.

Core FFO is FFO, excluding acquisition and transaction related costs as well as certain other costs that are considered to be non-core, such as charges relating to the Listing Note and listing related fees. The purchase of properties, and the corresponding expenses associated with that process, is a key operational feature of our business plan to generate operational income and cash flows in order to make dividend payments to stockholders. In evaluating investments in real estate, we differentiate the costs to acquire the investment from the operations derived from the investment. By excluding expensed acquisition and transaction related costs as well as non-core costs, we believe Core FFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management's analysis of the investing and operating performance of our properties.

We exclude certain income or expense items from AFFO that we consider more reflective of investing activities, other non-cash income and expense items and the income and expense effects of other activities that are not a fundamental attribute of our business plan. These items include unrealized gains and losses, which may not ultimately be realized, such as gains or losses on derivative instruments, gains or losses on contingent valuation rights, gains and losses on investments and early extinguishment of debt. We also exclude dividends on Class B OP Units as the related shares are assumed to have converted to common stock in our calculation of fully diluted weighted average shares of common stock. In addition, by excluding non-cash income and expense items such as amortization of above-market and below-market leases intangibles, amortization of deferred financing costs, straight-line rent and equity-based compensation from AFFO, we believe we provide useful information regarding income and expense items which have no cash impact and do not provide liquidity to the company or require capital resources of the company. By providing AFFO, we believe we are presenting useful information that assists investors and analysts to better assess the sustainability of our ongoing operating performance without the impacts of transactions that are not related to the ongoing profitability of our portfolio of properties. We also believe that AFFO is a recognized measure of sustainable operating performance by the REIT industry. Further, we believe AFFO is useful in comparing the sustainability of our operating performance with the sustainability of the operating performance of other real estate companies that are not making a significant number of acquisitions. Investors are cautioned that AFFO should only be used to assess the sustainability of our operating performance excluding these activities, as it excludes certain costs that have a negative effect on our operating performance during the periods in which these costs are incurred.

In calculating AFFO, we exclude expenses, which under GAAP are characterized as operating expenses in determining operating net income. These expenses are paid in cash by us, and therefore such funds will not be available to distribute to investors. All paid and accrued merger, acquisition and transaction related fees and certain other expenses negatively impact our operating performance during the period in which expenses are incurred or properties are acquired will also have negative effects on returns to investors, the ability to fund dividends or distributions in the future, and cash flows generated by us, unless earnings from operations or net sales proceeds from the disposition of other properties are generated to cover the purchase price of the property and certain other expenses. AFFO that excludes such costs and expenses would only be comparable to companies that did not have such activities. Further, under GAAP, certain contemplated non-cash fair value and other non-cash adjustments are considered operating non-cash adjustments to net income in determining cash flow from operating activities. In addition, we view fair value adjustments as items which are unrealized and may not ultimately be realized. We view both gains and losses from fair value adjustments as items which are not reflective of ongoing operations and are therefore typically adjusted for when assessing operating performance. Excluding income and expense items detailed above from our calculation of AFFO provides information consistent with management's analysis of the operating performance of the properties. Additionally, fair value adjustments, which are based on the impact of current market fluctuations and underlying assessments of general market conditions, but can also result from operational factors such as rental and occupancy rates, may not be directly related or attributable to our current operating performance. By excluding such changes that may reflect anticipated and unrealized gains or losses, we believe AFFO provides useful supplemental information.

As a result, we believe that the use of FFO, Core FFO and AFFO, together with the required GAAP presentations, provide a more complete understanding of our performance relative to our peers and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities.

The table above presents the items deducted or added to net income in our calculation of FFO, Core FFO and AFFO for the periods indicated. Management believes these Non-GAAP measures are more meaningful to the users of our financial statements given our Listing.